For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

YTB TRAVEL NETWORK ISSUES LETTER FROM J. KIM
SORENSEN, CEO OF YTB TRAVEL NETWORK, INC.

WOOD RIVER, Ill., October 12, 2007 - YTB International, Inc. (OTCPK: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, today issued the following letter to its RTAs and shareholders.

Dear YTB RTAs, shareholders and friends:

It is important to understand that YTB in no way attempts to compete with high touch, high service “professional” travel agents. YTB is competing for the 80 million travelers who have chosen the Internet as their travel agent. Professionals can and do command $20-$100 service fees for an airline ticket; YTB charges $5. Our “Referring” Travel Agents (RTAs) simply refer their family, friends, neighbors and associates to their travel website, giving them the option of booking with someone they know instead of the faceless Internet. Orbitz and Expedia refer customers to their websites through advertising and YTB refers through relationships. We have gone a long way toward solving the customer loyalty problem experienced by most online agencies.

In addition to online bookings, YTB encourages our RTAs to learn how to do group travel packages. Every YTB RTA is a group waiting to happen. YTB has put an infrastructure in place to train and help our RTAs do thousands of family reunions, church groups, golf outings, etc. Currently, group sales make up approximately 67% of our cruise business revenue.

Training

Because of the large number of people that YTB is attracting, we will always have a large number of newbies and untrained people. However, our subset of well-trained RTAs is growing continuously at an accelerating pace. Over 20,000 YTB RTAs have attended training seminars focusing on the cruise product. Our goal is to have as many trained people as the rest of the industry combined. Anyone who takes an objective look at YTB will find a plethora of training opportunities, including conference calls, seminars, trade shows, PowerPoint presentations, videos, tutorials, and a recently released, major online training program, consisting of 10 courses and developed by one of the industry's leading curriculum design firms. This program is perhaps the most ambitious ever offered by a host agency.

Reduced Rates

YTB RTAs earn commission on personal travel, as does every travel agent in the industry. They can also earn commissions when purchasing flowers, event tickets and other items they buy from their own website. These commissions add up to reduced rates and save RTAs money on their personal travel.

YTB has worked with several of our preferred vendors to establish mutually acceptable reduced rate policies. Vendors refer requests back to YTB for screening. Minimum booking requirements are enforced and YTB works with qualified RTAs to secure the reduced rate. Unfortunately, many suppliers don't take the time to refer reduced rate requests back to YTB for screening. In addition, YTB allows our RTAs to book hotels and international air online at net rates. YTB advocates a two-tier system with a “Travel Club” type rate for entry level, low production reps, reserving a true Travel Agent rate for substantially productive reps who have earned an industry standard credential.

We also have negotiated discounts on cellular phones and service, office supplies, computers, and shipping.

Production

Founded in 2001, in 2006 YTB was ranked #35 in Travel Weekly's Power Agency list with $226,000,000 in verifiable sales. Projections for 2007 are $550,000,000 in total verifiable sales. We are projecting over 80,000 cruise passengers in 2007 with a high percentage being first time cruisers. Also, we are estimating $13,000,000 in sales for 2007 with RCCL, who recently chose to terminate our vendor contract. We have a firm belief that as our sales increase, the YTB concept will be legitimized.

Summary

YTB Travel Network is not trying to conform to the pre-Internet travel industry of the1970s and 80’s. We are building a new company with new ideas. We are building an army of entrepreneurs. We will continue to recruit and continue to train our RTAs to sell our products. We will provide our sales force with a powerful e-commerce consumer website that sells travel as well as other highly consumed products. Our customers will shop and purchase on the Internet from someone they know and someone they can call.

The Internet with a face and a personality.

The New Face of Travel!

Sincerely,

J. Kim Sorensen
CEO
YTB Travel Network, Inc.

ADDITIONAL INFORMATION

Here are some facts about YTB for consideration:

•	YTB has booked some $13 million in cruises on Royal Caribbean in 2007 to date;

•	YTB will sell over 80,000 cruise packages for all cruise lines in 2007;

•	YTB sold over $226 million in travel in 2006, and was named by Travel Weekly as the 35th largest seller of travel in the US; and the 11th largest of agencies selling more leisure than business travel;

•
YTB recently conducted a travel trade show in Orlando October 4th - 6th, where over 4,000 independent business people participated in travel training seminars and visited travel booths provided by some 40 vendors;

•
At that travel trade show, YTB launched a new 10 course on-line travel training program designed and developed by the nation’s leading travel trainer. At YTB we have long stressed the importance of travel training requirements and travel sales production;

•
YTB imposes strict sales requirements in order for its referring travel agents to participate in discount travel and FAM trips. YTB cannot control what discount travel and FAM trips are offered by travel suppliers when contacted directly;

•	YTB charges much lower service fees on travel transactions compared to those normally charged by traditional travel agencies;

•	As of January 2008 YTB will require travel booking production before issuing a credentials card.

YTB agrees that card mills (companies that sell credential cards with a minimum of any professional commitment or training,) are a problem in the travel industry, and standards must be upheld. Among those standards emphasized at YTB:

•	Establishment of a comprehensive, travel-specific education and training program to ensure the professionalism and success of our referring travel agents;

•	Encourage travel suppliers to make industry perks available based on agent productivity;

•	Avoid issuing agent id cards that are designed to mislead travel suppliers;

•	Incentivize agents to take additional training from associations and travel suppliers for further professional growth;

•	Establish a policy that agents should not attempt to solicit or recruit at industry functions or FAM trips;

•	Follow all compliance guidelines for direct sales businesses, just as other reputable companies do. YTB is a member and meets the high standards of the Direct Selling Association;

•	Focus on generating travel commissions through a significant volume of travel product sales;

•
Offer to people who desire to own their own business an opportunity to become a trained and productive referring travel agent at a time when the industry is struggling to find its next generation of sales people.

We solicit other industry professionals, travel vendors, and associations to identify additional policies that YTB, as a member of the travel agent industry, and others should follow.

YTB will continue to offer business opportunities for entrepreneurs who desire to capitalize on the growing trend of on-line travel bookings. In our seventh year of business and with well over a billion dollars in travel sales in our history, YTB will continue to teach and practice the highest standards of business principles and practices in this exciting and growing travel industry.

About YTB International

YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering approximately 123,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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A copy of this press release, and past press releases, is available on the KCSA Worldwide Website at www.kcsa.com.